Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT by and between National Financial Partners Corp., a Delaware corporation (“NFP”), and Jessica M. Bibliowicz (the “Executive”), dated as of the 5th day of April, 1999 and amended and restated as of the 15th day of February, 2005.

WHEREAS, the Executive and NFP entered into an employment agreement dated as of April 5, 1999 (the “Original Agreement”), setting forth the terms and conditions of the Executive’s employment with NFP; and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. NFP shall employ the Executive, and the Executive shall serve NFP, on the terms and conditions set forth in this Agreement, for the period beginning on February 15, 2005 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date; provided, however, that commencing on the third anniversary of the Commencement Date and on each succeeding anniversary of the Commencement Date thereafter (each such anniversary date shall hereinafter be referred to as the “Renewal Date”), unless previously terminated, the term of this Agreement shall be automatically extended for one additional year, unless at least 90 days prior to any Renewal Date, NFP or the Executive shall give notice to the other party that the Agreement and the Executive’s employment hereunder shall not be so extended. The period of time between the Commencement Date and the Date of Termination (as defined below) shall be referred to herein as the “Employment Period”.

2. Position and Duties. During the Employment Period, the Executive shall continue to serve as the President and Chief Executive Officer of NFP and, subject to the provisions of this Section 2, as Chairman of the Board of NFP (the “NFP Board”) and shall perform duties and be assigned responsibilities by the NFP Board that are commensurate with such offices. During the Employment Period, the Executive shall report to the NFP Board. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of her attention and time during normal business hours to the business and affairs of NFP and use the Executive’s reasonable best efforts to carry out the responsibilities assigned to the Executive under this Agreement faithfully and efficiently. The Executive shall not, during the Employment Period, engage in any other business activities that will interfere with the Executive’s employment pursuant to this Agreement. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of charitable or educational organizations and/or, with the approval of the NFP Board as to each position, which approval shall not be unreasonably withheld, on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal and family investments and affairs, provided that all of the foregoing activities taken as a whole do not interfere or conflict with the proper performance of her duties and responsibilities as NFP’s President and Chief Executive

Officer. During the Employment Period, the Executive’s services shall be performed primarily at NFP’s office located in the New York metropolitan area, subject to travel requirements in connection with the Executive’s duties under this Agreement. In addition, unless under applicable law (including without limitation any rules or regulations of any exchange on which NFP Common Stock (as defined below) is listed) the NFP Board must consist only of independent directors, with respect to each election of directors of NFP during the Employment Period, NFP shall cause the NFP Board to nominate the Executive for election to the NFP Board and, provided she is so elected, the NFP Board will elect the Executive as Chairman of the NFP Board unless under applicable law the Chairman must be an independent director. In addition, the NFP Board may in its discretion invite the Executive to attend the meetings of the NFP Board nominating committee, if any.

3. Compensation.

(a) Base Salary. During the Employment Period, NFP shall pay the Executive an annual base salary of $700,000 (“Annual Base Salary”), payable in equal installments not less frequently than monthly. The NFP Board, in its sole discretion, may increase but not reduce the Annual Base Salary.

(b) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) for each calendar year ending during the Employment Period. The Annual Bonus shall be determined in accordance with NFP’s annual bonus plan applicable to senior executive officers of NFP, and the target Annual Bonus for each year shall be no less than 125% of the Annual Base Salary. The Annual Bonus for each year shall be payable, in cash, at the same time as bonuses are paid to other senior executives of NFP in accordance with the terms of the bonus plan.

(c) Equity Compensation.

(i) On December 16, 2004 (the “Grant Date”), NFP granted to the Executive 36,435 restricted stock units (the “RSUs”), each of which pertains to one share of common stock of NFP (the “Common Stock”) pursuant to the terms and conditions of the NFP 2002 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”). The RSUs will vest in three equal annual installments on each anniversary of the Grant Date subject to the Executive’s continued employment with NFP through the applicable anniversary, beginning with the first anniversary of the Grant Date, subject to earlier vesting as provided in Section 5 hereof. The RSUs are evidenced by an Award Agreement in accordance with the terms of the Plan, which Award Agreement sets forth the specific terms and conditions of the RSUs not described herein; provided, however, that in the event of a termination of the Executive’s employment with NFP or a Change of Control of NFP, to the extent of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Award Agreement applicable upon such termination of employment or Change of Control, the terms and conditions of this Agreement shall control. The Executive will have the right to receive dividend equivalents with respect to the RSUs to the extent and on the terms and conditions set forth in the Award Agreement.

(ii) On each of the first and second anniversaries of the Commencement Date, and subject to the Executive’s continued employment with NFP through such anniversary, NFP shall grant the Executive an award with respect to Common Stock, the form of such award to be determined by the Compensation Committee of the NFP Board. Each such award shall have a fair market value on the date of grant, as determined by the Compensation Committee, no less than the grant date fair market value of the RSUs and shall include, in the case of restricted shares, all the rights of a holder of Common Stock with respect to such restricted shares to the extent set forth in the Plan (“Holder’s Rights”) and, in the case of restricted stock units, the right to receive dividend equivalents to the extent set forth in the Plan (“Dividend Rights”). Each such award will vest and become exercisable in three equal annual installments on each anniversary of the applicable grant date subject to the Executive’s continued employment with NFP through the applicable anniversary, in each case beginning with the first anniversary of the grant date, subject to earlier vesting and exercisability (if applicable) as provided in Section 5 hereof. Each such award will be evidenced by an Award Agreement in accordance with the terms of the Plan, which Award Agreement shall set forth the specific terms and conditions of the award not described herein.

(iii) On or as soon as practicable after the Commencement Date, and on each of the first and second anniversaries of such date, and subject to the Executive’s continued employment with NFP through each such anniversary, NFP shall grant the Executive 50,000 restricted shares or restricted stock units, as determined by NFP (as such number shall be adjusted by NFP in accordance with the principles set forth in Section 3(b) (or any successor provision) of the Plan upon the occurrence of certain changes in capitalization set forth therein). Each such grant of 50,000 restricted shares or restricted stock units will vest in full on the tenth anniversary of the applicable grant date subject to the Executive’s continued employment with NFP through the applicable anniversary, subject to earlier vesting as provided in Section 5(e) hereof. The Executive will have Holder’s Rights or Dividend’s Rights, as applicable, with respect to restricted shares and restricted stock units granted pursuant to this Section 3(c)(iii).

(d) Other Benefits. In addition to the foregoing, during the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices, policies and programs of NFP as in effect from time to time, on the same basis as other senior executives of NFP. The Executive shall be eligible to participate in any long-term incentive compensation programs of NFP on the same basis as other senior executives of NFP, taking into account the equity awards made to Executive under Section 3(c) hereof.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses (including first class air travel) incurred by the Executive in accordance with NFP’s policies, practices and procedures for reimbursement of business expenses. In addition, NFP shall promptly reimburse the Executive for any legal expenses incurred by the Executive in connection with the preparation, negotiation and documentation of her employment arrangements with NFP, up to a maximum of $100,000.

4. Termination of Employment.

(a) Death or Disability. In the event of the Executive’s death during the Employment Period, the Executive’s employment with NFP shall terminate automatically. Either party shall have the right to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. “Disability” means that the Executive has been unable, for 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform the Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined by a medical doctor jointly selected by NFP and the Executive. A termination of the Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 30th day after receipt of such notice by the other party (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b) By NFP. In addition to termination for Disability, NFP may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means:

(i) the Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony involving moral turpitude;

(ii) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out her duties under this Agreement, resulting, in either case, in material economic harm to NFP; or

(iii) the Executive breaches (1) any material provision of NFP’s code of ethics or policies with regard to trading in securities of NFP or any other policies or regulations of NFP governing the conduct of its employees or (2) her obligations under Sections 6, 7 or 8 hereof.

A termination for Cause shall not take effect without the Executive first being given prior written notice which shall (A) state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) be given within 180 days of a member of the NFP Board learning of such act or acts or failure or failures to act. Following such notice, the Executive shall be given a reasonable opportunity to be heard by the NFP Board and to cure, to the extent capable of cure, the grounds stated in such notice. If, following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, she shall thereupon be terminated for Cause, subject to de novo review, at the Executive’s election, through arbitration in accordance with Section 9 hereof.

If, subsequent to the termination of Executive’s employment hereunder other than for Cause, it is determined by the NFP Board in good faith that, at the time of such termination, the Executive’s employment could have been terminated for Cause under Section 4(b)(ii) or 4(b)(iii) of this Agreement, the Board shall give written notice to Executive of such determination, such notice to (A) state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the determination of Cause is based and (B) be given within 180 days of a member of the NFP Board learning of such act or acts or failure or failures to act, and Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Date of Termination.

If, subsequent to the termination of Executive’s employment hereunder other than for Cause, the Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony as described under Section 4(b)(i) of this Agreement, which felony was committed during her employment hereunder, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Date of Termination.

(c) By the Executive for Good Reason. The Executive may terminate employment voluntarily for Good Reason. “Good Reason” means the occurrence of one or more of the following events without the Executive’s written consent:

(i) the failure to elect or re-elect the Executive to any of the positions specified in Section 2 hereof, including membership on the NFP Board and as Chairman of the NFP Board, the removal of the Executive from any of such positions, including membership on and/or Chairmanship of the NFP Board, or a material diminution in the Executive’s position, duties or responsibilities from those held, exercised and/or assigned to the Executive in Section 2 of this Agreement, other than as a result of an isolated, insubstantial and inadvertent action by NFP that is not taken in bad faith and is remedied by NFP promptly after receipt of notice thereof from the Executive; provided that it shall not be considered Good Reason if the Executive is not elected or re-elected to, or is removed from her position as a member of the NFP Board or Chairman of the NFP Board, as the case may be, if under applicable law the NFP Board must consist only of independent directors or, with respect to the Executive’s service as Chairman, if under applicable law the Chairman must be an independent director;

(ii) any failure by NFP to comply with any material provision of Section 3 or 17 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by NFP promptly after receipt of notice thereof from the Executive;

(iii) any failure by NFP to make any of the equity award grants described in Section 3(c) of this Agreement;

(iv) any requirement by NFP that the Executive’s services be rendered primarily at a location or locations more than 50 miles from midtown Manhattan, New York City, New York;

(v) the assignment to the Executive of duties which are materially inconsistent with her duties as Chairman or President and Chief Executive Officer or which materially impair her ability to function as Chairman or President and Chief Executive Officer of NFP;

(vi) a termination of, or a material reduction in, any employee benefit or perquisite enjoyed by the Executive other than as part of an across-the-board reduction applying to other senior executives of NFP; or

(vii) the failure of NFP to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of its assets within 30 days of a merger, consolidation, sale or similar transaction.

(d) Notice by Executive and Cure Right. No act or omission shall constitute “Good Reason” hereunder, unless the Executive provides written notice which shall (A) state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) be given within 180 days of the Executive’s learning of such act or acts or failure or failures to act. Following such notice, NFP shall be given a reasonable opportunity to cure, to the extent capable of cure, the grounds stated in such notice. If NFP shall fail to cure such grounds after a reasonable opportunity to do so, the Executive may terminate her employment for Good Reason by written notice to NFP.

(e) Voluntary Termination by the Executive. The Executive may voluntarily terminate her employment with NFP at any time upon at least 180 days prior notice to NFP. A voluntary termination that complies with the notice requirements set forth in this Section 4(e) shall not constitute a breach of this Agreement.

(f) Notice of Termination. Any termination by NFP for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10 of this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days, nor less than 15 days, after the giving of such notice). The failure by the Executive or NFP to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the grounds for a termination for Good Reason or Cause, as the case may be, stated in such Notice of Termination shall not waive any right of the Executive or NFP, respectively, hereunder or preclude the Executive or NFP, respectively, from asserting such fact or circumstance in establishing such grounds for termination.

(g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by NFP for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (within 120 days of such receipt), as the case may be, (ii) if the Executive’s employment is terminated by NFP other than for Cause, death or Disability, the Date of Termination shall be the date specified by NFP as the date of termination in its notice to the Executive, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the date specified in the notice as provided in Section 4(e) hereof.

5. Obligations Upon Termination.

(a) Termination Due to Death. In the event the Executive’s employment is terminated due to her death, her estate or her beneficiaries as the case may be, shall be entitled to:

(i) Annual Base Salary through the date of death;

(ii) Annual Bonus for the year in which the Executive’s death occurs, prorated through the date of death, based on the actual award payable for such year (assuming the Executive had remained employed by the Company through the end of such year), payable when such amount would be paid in accordance with Section 3 hereof;

(iii) immediate vesting of all outstanding stock options held by Executive as of the Date of Termination, which options shall remain outstanding and exercisable during the one-year period following the Date of Termination (or, if shorter, for the remainder of the original term applicable to such options);

(iv) immediate vesting of all restricted shares, restricted stock units and other equity awards (if any) held by Executive as of the Date of Termination (other than any restricted shares or restricted stock units granted pursuant to Section 3(c)(iii) hereof);

(v) any amounts earned, accrued or owing to the Executive but not yet paid under Section 3 above; and

(vi) other or additional benefits in accordance with applicable plans and programs of NFP.

(b) Termination Due to Disability. In the event the Executive’s employment is terminated due to her Disability, she shall be entitled in such case to the following:

(i) any disability benefits provided to the Executive by NFP under any disability plan;

(ii) Annual Base Salary through the Termination Date;

(iii) Annual Bonus for the year in which termination due to Disability occurs, pro rated through the Termination Date, based on the actual award payable for such year (assuming the Executive had remained employed by the Company through the end of such year), payable when such amount would be paid in accordance with Section 3 hereof;

(iv) immediate vesting of all outstanding stock options held by Executive as of the Date of Termination, which options shall remain outstanding and exercisable during the one-year period following the Date of Termination (or, if shorter, for the remainder of the original term applicable to such options);

(v) immediate vesting of all restricted shares, restricted stock units and other equity awards (if any) held by Executive as of the Date of Termination (other than any restricted shares or restricted stock units granted pursuant to Section 3(c)(iii) hereof);

(vi) any amounts earned, accrued or owing to the Executive but not yet paid under Section 3 above; and

(vii) other or additional benefits in accordance with applicable plans and programs of NFP.

(c) Termination by NFP for Cause. In the event NFP terminates the Executive’s employment for Cause, she shall be entitled to:

(i) Annual Base Salary through the Termination Date;

(ii) with respect to those stock options granted to the Executive prior to the Grant Date, the continued right to exercise such options for 30 days after the Termination Date, to the extent such stock options were exercisable on the Termination Date;

(iii) any amounts earned, accrued or owing to the Executive but not yet paid under Section 3 above; and

(iv) other or additional benefits in accordance with applicable plans or programs of NFP.

(d) Termination Without Cause by NFP or Termination by the Executive for Good Reason. In the event the Executive’s employment is terminated by NFP without Cause (which shall not include a termination due to Disability or death), or in the event the Executive shall terminate her employment for Good Reason, the Executive shall be entitled to:

(i) Annual Base Salary through the Termination Date;

(ii) Annual Base Salary, at the annualized rate in effect on the Termination Date of the Executive’s employment (or in the event a reduction in Base Salary is the basis for a termination for Good Reason, then the Annual Base Salary in effect immediately prior to such reduction), for a period of 24 months after the Termination Date (the “Continuation Period”);

(iii) payment of the Annual Bonus for the year in which such termination occurs, pro rated through the Termination Date, based on the greater of (A) the target Annual Bonus award opportunity for such year and (B) the Annual Bonus for the prior year, payable when such amount would be paid in accordance with Section 3 hereof;

(iv) payment of the Annual Bonus for the Continuation Period, based upon the greater of the amounts specified in clauses (A) and (B) of Section 5(d)(iii) hereof, payable on a pro rata basis in equal monthly installments over the Continuation Period;

(v) immediate vesting of all outstanding stock options held by Executive as of the Date of Termination, which options shall remain outstanding and exercisable during the ninety-day period following the Date of Termination or, with respect to those stock options granted to Executive prior to the Grant Date, if longer, during the two-year period following NFP’s initial public offering (in either case, such period not to extend past the original term applicable to such options);

(vi) immediate vesting of all restricted shares, restricted stock units and other equity awards (if any) held by Executive as of the Date of Termination (other than any restricted shares or restricted stock units granted pursuant to Section 3(c)(iii) hereof);

(vii) any amounts earned, accrued or owing to the Executive but not yet paid under Section 3 above;

(viii) continued participation on the same terms as applied before the Termination Date in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which the Executive was participating on the date of the termination of her employment until the earlier of:

(A) the end of the Continuation Period; and

(B) the date, or dates, she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that if the Executive is precluded from continuing her participation in any employee benefit plan or program as provided in this clause (viii) of this Section 5(d), she shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which she is unable to participate for the period specified in this clause (viii) of this Section 5(d), and payment of such after-tax economic equivalent shall be made quarterly in advance; and

(ix) other or additional benefits in accordance with applicable plans and programs of NFP.

Notwithstanding anything to the contrary herein, the parties agree that the commencement of payment of any amount due to the Executive under this Section 5(d) in connection with the termination of her employment without Cause or for Good Reason will be delayed until the six month anniversary of such termination of employment if such delay is required to comply with Section 409A of the Code.

(e) Change of Control. If, within six months prior to or 24 months following a Change of Control (as defined in Section 5(l) hereof), the Executive’s employment is terminated by NFP without Cause or by the Executive for Good Reason and in the case of a termination that occurs during the six month period prior to a Change of Control, it is demonstrated by the Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control (an “Anticipatory Termination”), the restricted shares and/or restricted stock units granted pursuant to Section 3(c)(iii) hereof shall vest and the Executive shall be entitled to the payments and benefits provided in Section 5(d) above, provided that (x) payments described in Section 5(d)(ii), (iii) and (iv) (or the balance thereof) shall be paid in a lump sum without any discount, which lump sum payment will not be made until the six month anniversary of the date of termination of the Executive’s employment if such delay in payment is required to comply with Section 409A of the Code and (y) the Continuation Period shall be 36 months. Also, immediately prior to a Change of Control, all amounts, entitlements or benefits (including, without limitation, stock options, restricted shares and restricted stock units other than those restricted shares and/or restricted stock units granted pursuant to Section 3(c)(iii) hereof) in which the Executive is not yet vested shall become fully vested and, if the Executive’s employment is terminated by NFP without Cause or by the Executive for Good Reason at any time during the period set forth above, the Executive will be entitled to exercise stock options held by her for ninety (90) days following the Date of Termination (or, if shorter, for the remainder of the original term of such options); provided, however, that if the termination of Employment is an Anticipatory Termination, any such amounts which were unvested at termination shall be reinstated and shall become fully vested immediately prior to such Change of Control and shall remain outstanding for ninety (90) days following the Change of Control (or, if shorter, for the remainder of the original term of such options) and the restricted shares and/or restricted stock units granted pursuant to Section 3(c)(iii) hereof shall also be reinstated and shall become fully vested as a result of such Anticipatory Termination.

(f) Voluntary Termination. In the event of a termination of employment by the Executive on her own initiative pursuant to Section 4(e) (which shall not include a termination due to death or Disability or termination for Good Reason), the Executive shall have the same entitlements as provided in Section 5(c) hereof.

(g) Non-Renewal by NFP. In the event the Executive’s employment shall terminate by reason of NFP’s giving of notice of non-renewal of the Employment Period pursuant to Section 1 hereof, all equity awards held by the Executive as of the Date of Termination shall vest in full (other than any restricted shares and restricted stock units granted pursuant to Section 3(c)(iii) hereof) and, in the case of options, the Executive shall have ninety (90) days (or, if shorter, the remainder of the original term applicable to such options) following the Date of Termination to exercise any options held by the Executive.

(h) Tax Gross-up. In the event that the aggregate of all payments or benefits made or provided to the Executive under this Section 5 and under all other plans and programs of NFP (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, NFP shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 5(g) shall be made by KPMG or another independent auditor (the “Auditor”) jointly selected by NFP and the Executive and paid by NFP. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of NFP or any affiliate thereof.

Notwithstanding the foregoing, in the event that the Auditor determines that the Aggregate Payment is equal to less than 110% of the product of (i) three multiplied by (ii) the Executive’s Base Amount, as such term is defined in Section 280G(b)(3) of the Internal Revenue Code and the regulations issued under Section 280G of the Internal Revenue Code (particularly Q. 34 of such regulations), the Aggregate Payment will be reduced by the minimum amount as will result in no portion of the Aggregate Payment being subject to the Excise Tax; provided that the payments and/or benefits to be eliminated in effecting such reduction shall be identified by the Executive.

(i) No Mitigation; No Offset. In the event of any termination of employment under this Section 5, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that she may obtain except as specifically provided in Section 5(d)(viii)(B) hereof or on account of any claims NFP may have against the Executive except as specifically provided by this Agreement; provided, however that the foregoing limitations as to offset shall not apply in the case of a breach by the Executive of the provisions of Section 6 hereof.

(j) Nature of Payments. Any amounts due under this Section 5 are in the nature of severance payments considered to be reasonable by NFP and are not in the nature of a penalty.

(k) Releases. The payments and benefits provided pursuant to Sections 5(d) and (e) hereof are intended as liquidated damages for a termination of the Executive’s employment by NFP other than for Cause, death or Disability and shall be the sole and exclusive remedy therefor. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any severance payments or benefits under Sections 5(d) and (e) hereof until the effectiveness of a release executed by the Executive and delivered to NFP, substantially in the form of Exhibit A hereto (the “Release”); provided, however, that the Executive shall be entitled to such payments and benefits without executing such release unless an authorized representative of NFP shall execute and deliver to the Executive a release substantially in the form of Exhibit B hereto promptly following the Termination Date.

(l) Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(i) any “person”, as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act of 1934, other than NFP or any employee benefit plan sponsored by NFP, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the outstanding shares of common stock of NFP;

(ii) the dissolution or sale of all or substantially all of the assets of NFP;

(iii) consummation of a merger of consolidation after which, (A) the shareholders of NFP immediately prior to the combination do not hold, directly or indirectly, Voting Securities (as defined below) or other ownership interests of the entity or entities, if any, that succeed to the business of NFP having more than 50% of the Voting Power (as defined below) of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of NFP (there being excluded from the Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company) or (B) individuals who were Incumbent Members (as defined below) of NFP’s Board immediately before such combination do not hold a majority of the seats on the Board of Directors of the combined company; or

(iv) at any time after the date hereof, individuals who, as of the date hereof, constitute the NFP Board (the “Incumbent Members”) cease for any reason to constitute at least a majority of the NFP Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders of NFP, was approved by a vote of at least a majority of the then Incumbent Members shall be considered as though such individual were an Incumbent Member, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the NFP Board.

For purposes hereof (A) “Voting Securities” shall mean any securities of a corporation entitled, or which may be entitled, to vote on matters submitted to the stockholders generally (whether or not entitled to vote in the general election of directors), or securities which are convertible into, or exercisable or exchangeable for, such Voting Securities, whether or not subject to the passage of time or any contingency and (B) “Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities, or by the holders of any other Voting Securities into which such other Voting Securities may be convertible, exercisable or exchangeable for, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

6. Noncompetition Covenant. During the Employment Period and thereafter during the Restricted Period (as defined below), the Executive will not engage in or become employed in any capacity by, or become an officer, employee, director, agent, consultant, contractor, shareholder or partner of, or otherwise hold an interest in, any partnership, corporation or other entity that conducts a Competitive Business anywhere in the United States to the extent that the Executive renders services to, or has any of the authority or responsibility relating to, such Competitive Business, except for the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation. A “Competitive Business” shall mean an entity that derives at least 30% of its revenues from the distribution of insurance, insurance based products, annuities and estate planning services and employee benefit prototype arrangements with associated investment services. For all purposes of this Agreement, the “Restricted Period” shall mean the three-month period commencing on the termination of the Executive’s employment with NFP or any subsidiary of NFP for any reason; provided, however, that there shall be no Restricted Period in the event of a termination as a result of a notice not to renew pursuant to Section 1 hereof. The Executive agrees that this covenant is reasonable with respect to its duration, geographic area and scope. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

7. Nonsolicitation Covenants.

(a) No Solicitation of NFP Employees. The Executive additionally agrees that, during the Employment Period and thereafter during the Restricted Period, the Executive shall not directly or indirectly, on her own behalf or on behalf of any other person or entity, other than in the course of her duties hereunder or pursuant to broad-based media solicitations, (i) knowingly solicit, or attempt to solicit any employee, agent or contractor of NFP, its subsidiaries or Affiliates (the “NFP Affiliated Group”) to leave the employ of or cease doing business with the NFP Affiliated Group for any reason whatsoever, or (ii) hire any executive officer of the NFP Affiliated Group. For purposes of this Agreement, “Affiliate” means any corporation, partnership, or other entity or organization directly or indirectly controlling, controlled by, or under common control with NFP, where the term “control” (including any correlative meanings) shall mean the ownership, directly or indirectly, of more than 50% of the voting securities or other voting interest of any such entity.

(b) No Solicitation of Customers. The Executive additionally agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, on her own behalf or on behalf of any other person or entity (i) engage in any business transaction or relationship or perform any services in any material way competitive with NFP with a Client or Prospective Client of NFP or any subsidiary of NFP or (ii) interfere with or induce, other than pursuant to a broad-based media solicitation, any Client or Prospective Client to discontinue any business relationship with NFP or any subsidiary of NFP or to refrain from entering into a business relationship or transaction with NFP or any subsidiary of NFP. For purposes hereof, the following terms shall have the meanings set forth herein: (i) “Client” shall mean any person or entity that is a client of NFP or any subsidiary of NFP or that has entered into a term sheet, letter of intent, definitive acquisition or merger agreement or similar document in connection with the acquisition or merger (an “Acquiring Transaction”) of such person or entity, or of the assets, securities or other interests of such person or entity, by or with NFP or any subsidiary of NFP during the 12-month period prior to the Date of Termination or during the Restricted Period; and (ii) “Prospective Client” shall mean any person or entity that, to the knowledge of the Executive, has entered into discussions with NFP or any subsidiary of NFP relating to a potential Acquiring Transaction during the 12-month period prior to the Date of Termination of the Employment Period.

(c) Reasonableness; Extraordinary Remedies. The Executive agrees that the covenants in this Section 7 are reasonable with respect to their duration and scope. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable, under the circumstances then existing, the parties hereto agree that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope stated herein. In the event of a breach of the Executive’s covenants in this Section 7, it is understood and agreed that NFP shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to NFP against the Executive or others.

8. Disclosure of Confidential information.

(a) Except to the extent (i) authorized by the express prior consent of the Chairman of the NFP Board or, if the Executive is the Chairman, by the NFP Board, (ii) required by law or any legal process or (iii) desirable in performing her duties under this Agreement, the Executive will not, directly or indirectly, at any time during the Employment Period, or at any time subsequent to the termination of the Employment Period, disseminate, disclose or divulge, to any person, firm, corporation, association or other business entity, Confidential Information of NFP. In the event of a breach or threatened breach by the Executive of this Section 8, NFP shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to NFP against the Executive or others. For purposes hereof, “Confidential Information of NFP” shall mean any and all information about NFP or any other members of the NFP Affiliated Group or relating to the trade secrets of NFP or any other members of the NFP Affiliated Group, in each case disclosed to the Executive or known by the Executive as a consequence of or through her relationship with NFP, if such information is not publicly available or generally available in NFP’s industry (other than through a breach by the Executive of this Section 8).

(b) All computer software, telephone lists, client lists, prospective client lists, price lists, contract forms, catalogs, books, records, files and know-how relating to NFP acquired while the Executive is employed by or otherwise affiliated with NFP are acknowledged to be the property of NFP and shall not be duplicated, removed from NFP’s possession or premises or made use of other than in pursuit of the business of NFP or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against NFP and, upon termination of the Employment Period for any reason, the Executive shall deliver to NFP, without further demands, all copies thereof which are then in her possession or under her control. It is hereby acknowledged that the Executive’s responsibilities may include the making of technical, product and managerial contributions of value to NFP. The Executive hereby assigns to NFP all rights, title and interest in such contributions and inventions made or conceived by the Executive, alone or jointly with others, during the Employment Period and relating to the business of NPF or the operations thereof. The Executive shall promptly and fully disclose all such contributions and inventions to NFP and shall assist NFP in obtaining and protecting the rights therein.

9. Resolution of Disputes. Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in New York, New York by and pursuant to the rules then prevailing of the American Arbitration Association, other than claims for injunctive relief under Sections 6, 7 or 8. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to her or it or to her or its executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties. Pending the final resolution of any arbitration or court proceeding, NFP shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises and the Executive may exercise any stock options of NFP with respect to which the exercisability thereof is in dispute. If the Executive prevails on any material issue in any such arbitration or court proceeding, with respect to any issue on which she prevails, NFP shall bear all costs associated with such arbitration or proceeding, including, but not limited to, reasonable attorneys’ fees and other related expenses.

10. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person to such party or parties. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of the Executive, her spouse, any purported donee or transferee or any administrator, executor or legal representative of the Executive or her estate, as the case may be, and of NFP shall be as follows:

To the Executive:

Jessica M. Bibliowicz

c/o National Financial Partners Corp.

787 Seventh Avenue

New York, New York 10019

NFP:

National Financial Partners Corp.

787 Seventh Avenue

New York, New York 10019

Attention: Chairman of the Compensation Committee

NFP shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days’ written notice to the Executive. The Executive shall have the right from time to time and at any time to change her address and shall have the right to specify as her address any other address by giving at least ten (10) days’ written notice to NFP. Notices and communications shall be effective when actually received by the addressee.

11. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of New York, without reference to principles of conflicts of laws.

12. Entire Agreement. The Executive and NFP acknowledge that this Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

13. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of competent jurisdiction, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

14. Survival. The provisions of this Agreement, including, without limitation, Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 19, shall survive the termination of the Employment Period and the termination of this Agreement to the extent necessary to carry out the intentions of the parties.

15. Effect of Agreement, Assignment, Required Assumption. This Agreement shall be binding upon the Executive and her heirs, executors, administrators, legal representatives,

successors and assigns, and NFP and its successors and assigns. The Executive may not assign any rights or obligations hereunder (other than by will or operation of law) without the prior written consent of NFP and, except with respect to a successor entity (as described below), NFP may not assign any rights or obligations hereunder without the prior written consent of the Executive. NFP shall require any person who is the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or a substantial portion of the business or assets of NFP to expressly assume the obligations of NFP hereunder. The term “NFP” as used in this Agreement shall expressly include any such successors.

16. Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the consent in writing of the Executive and NFP. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

17. Indemnification.

(a) NFP agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of NFP or is or was serving at the request of NFP as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by NFP to the fullest extent legally permitted or authorized by NFP’s certificate of incorporation or bylaws or resolutions of the NFP Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director, member, employee or agent of NFP or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. NFP shall advance to the Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within 20 days after receipt by NFP of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of NFP (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 17(a) above that indemnification of the Executive is proper because she has met the applicable standard of conduct, nor a determination by NFP (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) NFP also agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the termination of her employment with her prior employer or her accepting employment with NFP, she shall be indemnified and held harmless by NFP against all cost, expense, liability and loss (including, without limitation, attorney’s fees) incurred or suffered by the Executive in connection therewith.

(d) NFP agrees to obtain and maintain a directors and officers’ liability insurance policy covering the Executive to the extent NFP provides such coverage for its other executive officers.

18. Withholding. Notwithstanding any other provision of this Agreement, NFP may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

19. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving NFP written notice thereof. In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the NFP Board, NFP has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Jessica M. Bibliowicz
Jessica M. Bibliowicz

NATIONAL FINANCIAL PARTNERS CORP.

/s/ Stephanie W. Abramson
By:	Stephanie Abramson
Title:	Chair, Compensation Committee

Exhibit A

[GENERAL RELEASE]

Exhibit B

[GENERAL RELEASE]